EXHIBIT 4.1


                            SHAREHOLDER'S AGREEMENT


         THIS SHAREHOLDER'S AGREEMENT ("Agreement") is made and entered into as of January 3, 2005, by and between RAYOVAC Corporation, a Wisconsin corporation (the "Company"), and UIC HOLDINGS, L.L.C., a Delaware limited liability company (the "Holdings"). The foregoing parties to this Agreement are each a "Party" and collectively the "Parties". Capitalized terms not defined herein shall have the meanings ascribed to those terms in the Merger Agreement, as defined below.

                              BACKGROUND STATEMENT

         Pursuant to that certain Agreement and Plan of Merger (the "Merger Agreement") dated January 3, 2005 by and among the Company, Lindbergh Corporation and United Industries Corporation ("United"), Holdings may receive shares of the Company $0.01 par value common stock (the "Company Stock"). Simultaneous with the execution of the Merger Agreement, the Parties are entering into this Agreement to set forth certain understandings and agreements of the Parties with respect to the actions of the Parties prior to and after the Closing, including the governance of the Company after the Effective Time.

                             STATEMENT OF AGREEMENT

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I

                   REPRESENTATIONS AND WARRANTIES OF HOLDINGS

         As a material inducement to the Company to enter into this Agreement and the Merger Agreement, Holdings hereby represents and warrants to the Company as follows:

         1.1 Organization, Power and Authorization. Holdings is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the power and authority to own all of its properties and assets and to carry on its business as it is now being conducted. Holdings has the requisite limited liability company power and authority necessary to enter into, deliver and carry out its obligations pursuant to this Agreement. The members of Holdings are set forth on Schedule
1.1 hereto.

         1.2 Ownership of Shares. As of the date of this Agreement, Holdings holds of record and owns beneficially Thirty Million Three Hundred Thirty-One Thousand Nine Hundred Sixty-Five (30,331,965) shares of Class A Voting Common Stock of United and Thirty Million Three Hundred Thirty-One Thousand Nine Hundred Sixty-Five (30,331,965) shares of Class B Nonvoting Common Stock of United (together, the "United Common Shares"), free and clear of all Liens, other than restrictions on transfer arising under the Securities Act and state securities laws. Holdings also holds warrants to acquire Four Million Six Hundred Eighty Six Thousand Five Hundred Eight One and Eighty Three One-Hundredths (4,686,581.83) shares of Class A Voting Common Stock of United and Four Million Six Hundred Eighty Six Thousand Five Hundred Eight One and Eighty Three One-Hundredths (4,686,581.83) shares of Class B Nonvoting Common Stock of United ("Warrants" and together with the United Common Shares, the "United Securities"). Except for the United Industries Corporation Stockholders Agreement dated January 20, 1999, as amended, Holdings is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting or transfer of any United Common Shares.

         1.3 Organization; Assets. Holdings was formed for the sole purpose to acquire and hold the United Securities and has not had any other operations or activities. Holdings does not own any other assets other than the United Securities and has no debts, liabilities or obligations of any kind, other than liabilities that arise out of or are related to (i) Holdings being deemed to influence or control United, (ii) Laws imposing liability solely by reason of Holdings' percentage ownership of United, or (iii) any actions taken at the request or on behalf of United or any of its subsidiaries or Affiliates, including without limitation the filing of any tax returns or filings with governmental or regulatory agencies.

         1.4 Binding Effect. This Agreement constitutes a valid and binding obligation of Holdings which is enforceable against Holdings in accordance with its terms, except to the extent such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other Laws and court decisions relating to or affecting the enforcement of creditors' rights generally (including statutory or other Laws regarding fraudulent transfers), and is subject to general principles of equity.

         1.5 No Consents Required. No Authorizations of or with any Governmental Entity or any other Authorization of or with any other Person is required in connection with the execution and delivery of this Agreement by Holdings and its compliance with or performance hereunder.

         1.6 Absence of Violations or Conflicts. The execution and delivery of this Agreement by Holdings and its compliance with or performance hereto do not and will not with the passing of time or giving of notice or both constitute a violation of, conflict with, constitute a default or require any payment under, permit a termination of, or result in the creation or imposition of any Lien upon the United Common Shares, under (i) any contract, agreement, commitment, undertaking or understanding (including rights of refusal or similar rights or other transfer restrictions) to which Holdings is a party, (ii) any Governmental Order, (iii) any applicable Laws or (iv) the operating agreement or other governing documents of Holdings.

         1.7 No Litigation. There is no lawsuit, claim, action, proceeding or investigation pending or, to the knowledge of Holdings, threatened against Holdings, its properties or businesses, which could reasonably be expected to have an adverse effect on or restrict the ability of Holdings to comply with the terms hereof or otherwise perform hereunder.

         1.8 Investment. Holdings is acquiring any Company Stock received by it as Merger Consideration for its own account, for investment only, and not with a view to any resale or public distribution thereof. Holdings shall not offer to sell or otherwise dispose of such Company Stock in violation of any Law applicable to any such offer, sale or other disposition. Holdings acknowledges that such Company Stock has not been registered under the Securities Act or any state securities laws and cannot be resold unless it is so registered or unless an exception from registration is available, and it must bear the economic risk of its investment in such Company Stock for an indefinite period of time. Holdings is an "accredited investor" within the meaning of Regulation D.

         1.9 Broker, Finders and Investment Bankers. Holdings has not employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders' or similar fees in connection with the transactions contemplated by the Merger Agreement.

                                  ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         2.1 Organization, Power and Authorization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin and has the power and authority to own all of its properties and assets and to carry on its business as it is now being conducted. The Company has the requisite corporate power and authority necessary to enter into, deliver and carry out its obligations pursuant to this Agreement.

         2.2 Binding Effect. This Agreement constitutes a valid and binding obligation of the Company which is enforceable against the Company in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws and court decisions relating to or affecting the enforcement of creditors' rights generally (including statutory or other Laws regarding fraudulent transfers), and is subject to general principles of equity.

         2.3 No Consents Required. No Authorizations of or with any Governmental Entity or any other Authorization of or with any other Person is required in connection with the execution and delivery of this Agreement by the Company and its compliance with or performance hereunder.

         2.4 Absence of Violations or Conflicts. The execution and delivery of this Agreement by the Company and its compliance with or performance hereto do not and will not with the passing of time or giving of notice or both constitute a violation of, conflict with, constitute a default or require any payment under, permit a termination of, or result in the creation or imposition of any Lien upon the Company Stock, under (i) any contract, agreement, commitment, undertaking or understanding (including rights of refusal or similar rights or other transfer restrictions) to which the Company is a party,
(ii) any Governmental Order, (iii) any applicable Laws or (iv) the articles of incorporation or bylaws of the Company.

                                  ARTICLE III

                                   GOVERNANCE

         3.1 Board Representation.

            (a) Creation of Additional Board of Directors Positions. Immediately following the Effective Time, the Board of Directors of the Company (the "Board") shall cause the number of members ("Directors") of the Board to be increased by two (2) Directors, to a total of ten (10) Directors. The Directors created pursuant to this Section 3.1(a) shall be Class II Directors.

            (b) Designation by Holdings. Immediately following the Effective Time, the Board shall cause each of the Director positions created pursuant to
Section 3.1(a) to be filled by persons designated by Holdings. Thereafter, for so long as Holdings' aggregate ownership of Company Stock (together with the ownership of Company Stock by any of its members or Affiliates) as a percentage of the total issued and outstanding Company Stock, in each case on a fully diluted basis (the "Holdings Ownership Percentage"):

                (i) is equal to or greater than fifteen percent (15%), Holdings shall be entitled to designate two (2) nominees for inclusion on any slate of Directors presented to the shareholders of the Company for election at the appropriate meeting of the shareholders; and

                (ii) is less than fifteen percent (15%) but equal to or greater than ten percent (10%), Holdings shall be entitled to designate one (1) nominee for inclusion on any slate of Directors presented to the shareholders of the Company for election at the appropriate meeting of the shareholders;

         provided, however, that in the event that Holdings Ownership Percentage at any time is less than ten percent (10%), Holdings shall no longer have any right pursuant to this Agreement to designate any nominees for inclusion on any slate of Directors presented to the shareholders of the Company for election at the appropriate meeting of the shareholders. At the Company's request, any Director designated by Holdings shall resign in the event that the Holdings Ownership Percentage would no longer entitle Holdings to designate a nominee for such Director position pursuant to this Section 3.1(b).

         3.2 Qualification. Each person designated by Holdings as a nominee for Director pursuant to Section 3.1(b) shall be nominated for such position by the nominating committee of the Board (currently its Nominating and Corporate Governance Committee) (the "Nominating Committee") unless the Nominating Committee, in the execution of its fiduciary and corporate governance duties, shall reasonably determine in good faith that such nomination would be inconsistent with the Nominating Committee's duties under applicable Law or with applicable regulation or the rules of the New York Stock Exchange. If the Nominating Committee shall reasonably determine that such designee is not so qualified, Holdings shall have the opportunity to specify one or more additional designees who shall become nominees subject to the qualification set forth in the immediately preceding sentence.

         3.3 Observer Rights. In the event Holdings' designees are not elected to the Board of Directors or Holdings is otherwise not entitled to designate a nominee pursuant to Section 3.1(b), Holdings may designate an observer, without voting rights, who will be entitled to attend all meetings of the Company's Board of Directors (including executive and other committees). Any observer designated by Holdings shall be entitled to notice of all meetings of the Company's Board of Directors (including executive and other committee meetings) and to information provided to any Directors generally.

         3.4 Insurance; Indemnification. The Company shall at all times during the term of this Agreement (a) maintain Directors and Officers liability insurance in such amount as is usual and customary for companies comparable to the Company, but in no event less than $20 million and (b) provide in its charter and bylaws for indemnification of directors and officers to the fullest extent provided by applicable laws. In addition, the Company shall enter into separate indemnification agreements reasonably satisfactory to Holdings with each of the directors designated by Holdings.

                                   ARTICLE IV

                  NO TRANSFER; RELEASE; RESTRICTIVE COVENANTS

         4.1 Transfer of Shares. After the date of this Agreement, other than a transfer to its members in connection with the merger of Holdings with and into United or in connection with the Merger, Holdings shall not sell, pledge, encumber or otherwise transfer any or all of the United Securities.

         4.2  Restrictions on Transfer of Company Stock.

                (a) Restrictions and Legends. Holdings hereby acknowledges and agrees that with respect to any shares of Company Stock received by it as a result of the transactions contemplated by the Merger Agreement, in no event shall it sell, assign, convey, exchange, pledge, hypothecate, gift, dispose of or otherwise part with any indicia or aspect of title, ownership or possession of, to or in (collectively, a "Transfer") (i) any such shares during the period ending twelve (12) months after the Effective Time or (ii) in the aggregate more than fifty percent (50%) of such shares during the period ending eighteen (18) months after the Effective Time. The preceding restriction shall not apply to any Transfer to an Affiliate of any of Holdings or in connection with the merger of Holdings with and into United. Holdings acknowledges that stop transfer instructions with respect to the Company Stock received by the Holder will be given to the Company's transfer agent and that there will be placed on the certificates for such shares a legend stating in substance as follows:

                (i) The securities represented hereby have not been registered under the Securities Act of 1933, as amended, or any state or other securities laws and may not be offered, sold, transferred or otherwise disposed of unless registered with the United States Securities and Exchange Commission and the securities regulatory authorities of applicable states or foreign countries or unless an exemption from such registration is available.

                (ii) The offer, sale, transfer or disposal of the securities represented hereby is restricted pursuant to a Holder Representation Form and Section 5.11 of the Agreement and Plan of Merger among Rayovac Corporation, United Industries Corporation, and the other parties thereto. Rayovac Corporation shall furnish to the Holder hereof a copy of such Form and Agreement and Plan of Merger upon request and without charge.

                (b) Legends on Subsequent Certificates. The foregoing legends will also be placed on any certificate representing securities issued subsequent to the original issuance of the Company Stock to Holdings pursuant to the Merger Agreement as a result of any transfer of such shares or any stock dividend, stock split or other recapitalization as long as the Company Stock issued to Holdings pursuant to the Merger Agreement has not been transferred in such manner to justify the removal of the legends therefrom.

                (c) Removal of Legends. (i) Upon request from any holder of the Company Stock issued to Holdings pursuant to the Merger Agreement received more than twelve (12) months but less than eighteen (18) months after the Closing Date, the Company will cause the transfer agent for its stock to issue new certificates to such requesting holder reflecting the legend set forth in (a)(ii) above only on fifty percent (50%) of such shares of the Company Stock held by such holder, (ii) upon request from any holder of the Company Stock issued to Holdings pursuant to the Merger Agreement received more than eighteen (18) months after the Closing Date, the Company will cause the transfer agent for its stock to issue new certificates to such requesting holder reflecting the removal of the legend set forth in (a)(ii) above on all such shares of the Company Stock held by such holder and (iii) the legend set forth in (a)(i) above shall be removed by the Company from any certificate evidencing the Company Stock upon delivery to the Company of an opinion by counsel, reasonably satisfactory to the Company, that a registration statement under the Securities Act is at that time in effect with respect to the legended security or that such security can be freely transferred in a public sale without such a registration statement being in effect and that such transfer will not jeopardize the exemption or exemptions from registration pursuant to which the Company Stock was issued hereunder.

         4.3 Release of United. Effective as of the Closing Date, Holdings does hereby unconditionally and irrevocably forever release and discharge United and the Subsidiaries from all obligations and liabilities to Holdings, all agreements and understandings involving Holdings other than the Warrants, and all claims and causes of action (whether at law or in equity) of Holdings against United and the Subsidiaries arising prior to the Closing Date.

         4.4 No Interference; Nondisclosure.

            (a) No Interference with Customers. During the period commencing on the Closing Date and continuing for a period of two (2) years thereafter (the "Non-Interference Period"), Holdings agrees that neither it nor any of its Affiliates shall solicit, encourage or induce a Customer to withdraw, curtail or cancel such Customer's business with United or the Subsidiaries. As used in this Agreement, the term "Customer" means any actual customer of United or the Subsidiaries served or actually solicited by United or the Subsidiaries within the twelve (12) month period prior to the Closing Date. As used in this Agreement, the term "Affiliate" means with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, such Person. Notwithstanding anything herein to the contrary, with respect to Holdings, the term "Affiliates" shall not be deemed to include Putnam Investments, Inc. or any portfolio company of THL (defined below); provided, however, that neither Holdings nor any of its Affiliates shall provide information concerning Customers to Putnam Investments, Inc. or such portfolio companies to assist them in a manner that would violate this Section 4.4 in the absence of the prior provision of this sentence. As used in this Agreement "Control" means, with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

            (b) No Interference with Employees. Holdings agrees that, during the Non-Interference Period, neither it nor any of its Affiliates will directly or indirectly request or induce any employee to terminate his or her employment with United or the Subsidiaries and accept employment with another business entity engaged in the consumer lawn and gardening, insect control or pet supplies business in the United States or Canada, or hire during the Non-Interference Period any employee within twelve (12) months after termination of such employee's employment with United or the Subsidiaries. This Section 4.4 shall not be construed to prohibit Holdings or its Affiliates from placing general advertisements for employees in newspapers, periodicals or other media of general circulation or hiring any such employees as a result thereof or from using recruiting or headhunting firms, so long as such firms are not specifically directed to target employees of United or the Subsidiaries.

            (c) Trade Secrets; Confidential Information. Holdings recognizes and acknowledges that it has had access to certain highly sensitive, special, unique information of United and the Subsidiaries that is confidential or proprietary. Holdings hereby covenants and agrees that it and its Affiliates will not (i) as to Trade Secrets for so long as they remain Trade Secrets under applicable Law and (ii) as to Confidential Information, during the Non-Interference Period, use or disclose any Trade Secrets or Confidential Information, except for disclosures to authorized representatives of the Company; provided, however, that the foregoing restrictions shall not apply to any information that (W) was, is now, or becomes available to the public (but not as a result of a breach of any duty of confidentiality by which Holdings, its Affiliates and its representatives and advisors are bound); (X) is disclosed to Holdings or its Affiliates by a Person not subject to any duty of confidentiality with respect to such information; (Y) Holdings or its Affiliates demonstrates was developed independently by it without the use of any such non-public information; or (Z) is required by applicable Law or rule or regulation of a self-regulatory organization to which it may be subject to be disclosed, but then only (1) to the extent disclosure is required and (2) after giving the party disclosing such information notice of such obligation so that it may seek a protective order or other similar or appropriate relief. For purposes of this Agreement, (i) "Trade Secret" means any information, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a set of guidelines, a procedure, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers of United or the Subsidiaries, that derives economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or otherwise constitutes a trade secret under applicable Law; and (ii) "Confidential Information" means any data or information of United or the Subsidiaries other than Trade Secrets, which is competitively sensitive and not known to the public.

         4.5 No Solicitation of Transactions. Prior to the termination and abandonment of this Agreement, Holdings shall not and shall cause its Affiliates, officers, directors, or representatives not to: (a) solicit, initiate or encourage submission of proposals or offers from any Person other than the Company relating to any acquisition or purchase of all or a material part of the stock or assets of, or any merger, consolidation, share exchange or business combination with, or any recapitalization, restructuring or issuance or offering of debt or equity securities of, United or any of the Subsidiaries (an "Acquisition Proposal"); or (b) participate in any discussions or negotiations regarding, or furnish to any Person other than the Company and its representatives, any information with respect to, or otherwise cooperate in any way or assist, facilitate or encourage, any Acquisition Proposal by any Person other than the Company. Holdings will immediately cease and cause to be terminated any existing activity, discussions or negotiations with any Person other than the Company and its representatives conducted prior to the execution and delivery of this Agreement with respect to any Acquisition Proposal. If, notwithstanding the foregoing, Holdings should receive any Acquisition Proposal or any inquiry regarding any such proposal from any Person, then it shall promptly inform the Company.

                                  ARTICLE V

                                 MISCELLANEOUS

         5.1 Release. Holdings hereby releases the Company, its Affiliates and their officers and directors from any liability for, and agrees not to bring any suit, action or proceeding against them with respect to, any untrue statement or alleged untrue statement of any material fact relating to United or Holdings provided by United or Holdings contained in the Information Statement, or any amendment or supplement thereof, and for any omission or alleged omission to state for inclusion in the Information Statement a material fact required to be stated therein or necessary to make the statements relating to United or Holdings provided by United or Holdings, and included therein, not misleading.

         5.2 Delivery of Stockholder Materials. As soon as practicable, Holdings will deliver or cause to be delivered to the Exchange Agent an Election Form, Holder Representation Form and all Old Certificates and Warrants with respect to the United Common Shares and Warrants owned by Holdings, duly executed by Holdings.

         5.3 Information. Holdings will furnish all information concerning Holdings or its members as may be reasonably requested by United or the Company in connection with the preparation of the Information Statement, the Supplemental Indenture, any filings with Governmental Entities or as otherwise reasonably requested in connection with the transactions contemplated by the Merger Agreement.

         5.4 Public Announcements. The timing and content of all press releases or other public announcements regarding any aspect of this Agreement to the financial community, Governmental Entities, employees or the general public by the Company or Holdings shall be subject to the other Parties' prior approval, except as may be required by applicable Law or rule or regulation of a self-regulated organization to which such disclosing Party may be subject.

         5.5 Termination. This Agreement shall remain in effect until terminated (i) by a written agreement of the Company and Holdings, (ii) by cessation of the Company's business and winding up of its affairs, (iii) automatically upon termination of the Merger Agreement.

         5.6 Entire Agreement. This Agreement constitutes the entire agreement among the Parties in relation to the subject matter hereof, and no other representations, warranties, covenants, understandings or agreements, or otherwise, in relation thereto exist among the Parties.

         5.7 Amendment. This Agreement may not be amended in any manner except by an instrument in writing which refers to this Agreement and is executed by the Company and Holdings.

         5.8 Waiver. Any waiver by any Party or any breach of, or failure to comply with, or failure to enforce at any time, any of the provisions of this Agreement shall not be construed as or constitute a continuing waiver of such provision, or a waiver or any other breach of, or failure to comply with, any other provision of this Agreement, nor shall it in any way affect the validity of this Agreement or any part thereof or the right of any Party thereafter to enforce each and every provision of this Agreement.

         5.9 Notices. All notices, requests, consents, demands, and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing, shall be personally delivered or sent by certified mail and shall be deemed to have been duly given when received by the Party to whom addressed at the address of such party as it appears in the records of the Company from time to time, or at such other place as any of the Parties may from time to time furnish to the other Parties in writing.

         5.10 Governing Law, Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any Laws of such State that would make such choice of Laws ineffective. Each Party hereby submits to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State Court sitting in Manhattan for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each Party irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

         5.11 Successors and Assigns. This Agreement may not be assigned by Holdings without the prior written consent of the Company. This Agreement shall be binding upon and inure to the benefit of the Parties and the heirs, personal representatives, successors and permitted assigns of the Parties. Notwithstanding anything herein to the contrary, in connection with any merger of Holdings with and into United, Holdings may assign its rights and obligations hereunder to Thomas H. Lee Equity Fund IV, L.P., Thomas H. Lee Foreign Fund IV, L.P. and Thomas H. Lee Foreign Fund IV-B, L.P. or any of its Affiliates (collectively, "THL"), provided that THL shall agree in writing to be bound to the terms and conditions of this Agreement. In connection with any assignment of this Agreement by Holdings to THL, upon and after such assignment all references herein "Holdings" shall be deemed to refer to "THL".

         5.12 Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                      [SIGNATURES ON THE FOLLOWING PAGE]

         IN WITNESS WHEREOF, the parties hereto have executed, or have caused their duly authorized officers or representatives to execute, this Agreement as of the day and year first above written.


                                    RAYOVAC CORPORATION


                                    By: /s/ Kent J. Hussey
                                       ------------------------------------
                                    Name:  Kent J. Hussey
                                    Title: President and Chief Operating Officer



                                    UIC HOLDINGS, L.L.C.

                                    By: Thomas H. Lee Equity Fund IV, L.P.,
                                        its Managing Member
                                    By: THL Equity Advisors IV, LLC,
                                        its General Partner
                                        By:  /s/ Scott A. Schoen
                                            -----------------------
                                            Name:  Scott A. Schoen
                                            Title: Managing Director

                                  Schedule 1.1

                              Members of Holdings
                              -------------------

Thomas H. Lee Equity Fund IV, L.P.:
Thomas H. Lee Foreign Fund IV, L.P.
Thomas H. Lee Foreign Fund IV-B, L.P.
1997 Thomas H. Lee Nominee Trust
David V. Harkins
The 1995 Harkins Gift Trust
Scott A. Schoen
C. Hunter Boll
Scott M. Sperling
Anthony J. DiNovi
Thomas M. Hagerty
Warren C. Smith, Jr.
Smith Family Limited Partnership
Seth W. Lawry
Kent R. Weldon
Terrence M. Mullen
Todd M. Abbrecht
Charles A. Brizius
Scott Jaeckel
Soren Oberg
Thomas R. Shepherd
Wendy L. Masler
Andrew D. Flaster
RSL Trust
Stephen Zachary Lee
Charles W. Robins as Custodian for Jesse Lee
Charles W. Robins
James Westra
Thomas H. Lee Charitable Investment L.P.
Thomas H. Lee Investors